Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Northfield Bancorp, Inc.:

We consent to incorporation by reference in the registration statement No. 333-147500 on Form S-8, of Northfield Bancorp, Inc. (the Company), of our report dated March 24, 2008, relating to the consolidated balance sheets of Northfield Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, which report is included in the December 31, 2007 Annual Report on Form 10-K of Northfield Bancorp, Inc.

/s/  KPMG LLP

Short Hills, New Jersey
March 24, 2008